Exhibit 99.1
Explanatory Note: The information presented in this Exhibit 99.1 was derived from the Annual Report on Form 10-K for Towers Watson & Co. filed with the Securities and Exchange Commission on August 14, 2015. This information has not been updated to reflect events occurring after the filing date of the original filing and should be read in conjunction with the Towers Watson & Co. previously filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, subsequent filings with the Securities and Exchange Commission and the Willis Towers Watson Public Limited Company filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and subsequent filings with the Securities and Exchange Commission.
Financial Statement Overview
Towers Watson’s fiscal year ends June 30.
The table below sets forth significant portions of our consolidated statements of operations and data as a percentage of revenue for the periods indicated.

	Fiscal Year Ended June 30,
(in thousands, except per share data)	2015		2014		2013
Revenue	$3,644,953	100%	$3,481,912	100%	$3,432,515	100%
Operating expenses	3,056,352	84%	2,987,404	86%	3,000,110	87%
Income from operations	588,601	16%	494,508	14%	432,405	13%
Non-operating (loss) / income	(2,908)	—%	3,998	—%	(3,404)	—%
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	585,693	16%	498,506	14%	429,001	12%
Provision for income taxes	200,062	5%	138,249	4%	136,991	4%
INCOME FROM CONTINUING OPERATIONS	385,631	11%	360,257	10%	292,010	9%
Income from discontinued operations, net of income tax of $0, $39,202, $15,561, respectively	—	—%	6,057	—%	23,642	1%
NET INCOME BEFORE NON-CONTROLLING INTERESTS	385,631	11%	366,314	11%	315,652	9%
Income / (loss) attributable to non-controlling interests	653	—%	7,014	—%	(3,160)	—%
NET INCOME (attributable to common stockholders)	$384,978	11%	$359,300	10%	$318,812	9%
Diluted earnings per share (attributable to common stockholders)	$5.50		$5.06		$4.46
Revenue
We derive the majority of our revenue from fees for consulting services. Clients are typically invoiced on a monthly basis with revenue generally recognized as services are performed. No single client represented a significant concentration of our consolidated revenues for any of our three most recent fiscal years.
Shown below are Towers Watson’s top five geographies based on percentage of consolidated revenue. For the fiscal years ended June 30, 2014 and 2013, the information provided excludes the Brokerage business.

	Fiscal Year
Geographic Region	2015	2014	2013
United States	56%	53%	53%
United Kingdom	19%	20%	22%
Canada	5%	6%	6%
Germany	4%	5%	4%
Netherlands	2%	2%	2%
Revenue for the fiscal year ended June 30, 2015 was $3.6 billion, an increase of $163.0 million, or 5%, compared to $3.5 billion for the fiscal year ended June 30, 2014. On an organic basis, which excludes the effects of acquisitions and currency, revenue increased 8% for the fiscal year ended June 30, 2015 compared to the fiscal year ended June 30, 2014. This growth in revenue was driven by our Benefits, Exchange Solutions and Talent and Rewards segments, offset by our Risk and Financial

Services segment. The Benefits segment contributed in the areas of bulk lump sum projects, healthcare consulting and pension administration. Our Exchange Solutions segment revenue growth was due to increased enrollments and increased health and welfare administration work. The Risk and Financial Services segment experienced growth in recurring software sales, which was more than offset by lower consulting demand. Our Talent and Rewards segment revenue growth was due to consulting work in support of M&A activity, seasonal benefit enrollment work, employee engagement surveys and HR technology projects.
Revenue for the fiscal year ended June 30, 2014 was $3.5 billion, an increase of $49.4 million, or 1%, compared to $3.4 billion for the fiscal year ended June 30, 2013. On an organic basis, which excludes the effects of acquisitions and currency, revenue increased 1% for the fiscal year ended June 30, 2014 compared to the fiscal year ended June 30, 2013. Our Exchange Solutions segment contributed 8% to our total revenue in fiscal year 2014. During fiscal year 2014 we continued to assist companies with de-risking activities related to bulk-lump sum projects. We further enhanced our client development group outside the U.S. to better align our organization with our multi-national and global clients, and expanded our global footprint into rapidly developing markets such as South Africa, India and Russia.
Our results from operations can be materially impacted by changes in currency conversions, which can fluctuate significantly over the course of a fiscal year. For the fiscal years ended June 30, 2015 and 2014, currency translation decreased our consolidated revenue by $104.1 million and $27.8 million, respectively. The primary currencies driving the change were the British Pound, the Euro and the Canadian Dollar.
We evaluate our revenue and net income on an as reported, constant currency and organic basis. We believe providing constant currency and organic information provides valuable supplemental information regarding our results, consistent with how we evaluate our performance internally.

•
Constant Currency Change - Represents the year over year change in revenues or net income excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the adjusted prior year revenues or net income to the current year as reported revenues or net income for the same period, as applicable.

•	Organic Change - The organic presentation excludes both the impact of fluctuations in foreign currency exchange rates as described above as well as the impact of acquisitions and divestitures.
The constant currency and organic change results, and a reconciliation from the as reported results, for consolidated revenues and net income are presented below. The constant currency and organic change results, and a reconciliation from the as reported results for revenues are also reported by segment and line of business in the Segment Analysis tables presented within this Exhibit 99.1.
The components of the change in revenue generated for fiscal years indicated are as follows:

	Revenue			Components of Revenue Change
			As Reported Change	Currency Impact	Constant Currency Change	Acquisitions/Divestitures	Organic Change
(in thousands)
June 30, 2015 and June 30, 2014, respectively	$3,644,953	$3,481,912	5%	(3)%	8%	—%	8%
June 30, 2014 and June 30, 2013, respectively	$3,481,912	$3,432,515	1%	—%	1%	—%	1%
Net Income (attributable to common stockholders)
Net income attributable to common stockholders for the fiscal year ended June 30, 2015 was $385.0 million, an increase of $25.7 million, or 7%, compared to $359.3 million for the fiscal year ended June 30, 2014. As a percentage of revenue, net income attributable to controlling interests was 11% for fiscal year 2015, compared to 10% for fiscal year 2014.
The increase in net income for the fiscal year ended June 30, 2015 was primarily driven by growth in revenues. This growth was offset by increases in operating expenses, primarily in the areas of salaries and employee benefits, professional and subcontracted services and an increase in the tax provision due to prior year income tax benefits from the release of uncertain tax positions related to lapses in statute of limitations and effective settlement of tax positions in various jurisdictions, primarily the U.S.
Net income attributable to common stockholders for the fiscal year ended June 30, 2014 was $359.3 million, an increase of $40.5 million, or 13%, compared to $318.8 million for the fiscal year ended June 30, 2013. As a percentage of revenue, net income attributable to controlling interests was 10% for fiscal year 2014, compared to 9% for fiscal year 2013.

The increase in net income for the fiscal year ended June 30, 2014 was primarily driven by growth in revenues and a net decrease in operating expenses. The net decrease in operating expenses was driven by a decrease in transaction and integration expenses and professional and subcontracted services, partially offset by increases in salaries and employee benefits and general and administrative expenses. See Additional Consolidated Financial Information for additional details.
Net income can be materially impacted by changes in currency conversions, which can fluctuate significantly over the course of a fiscal year. For the fiscal years ended June 30, 2015 and 2014, currency translation decreased our consolidated net income by $9.7 million and $2.6 million, respectively. The primary currencies driving the change were the British Pound, the Euro and the Canadian Dollar.
The components of the change in Net income (attributable to common stockholders) generated for fiscal years indicated are as follows:

	Net Income (attributable to common stockholders)			Components of Net Income Change
			As Reported Change	Currency Impact	Constant Currency Change	Acquisitions/Divestitures	Organic Change
(in thousands)
June 30, 2015 and June 30, 2014, respectively	$384,978	$359,300	7%	(3)%	10%	—%	10%
June 30, 2014 and June 30, 2013, respectively	359,300	318,812	13%	—%	13%	—%	13%
Diluted Earnings Per Share (attributable to common stockholders)
Diluted earnings per share for fiscal year 2015 was $5.50, compared to $5.06 for fiscal year 2014.
The increase in diluted earnings per share for the fiscal year ended June 30, 2015 was primarily driven by growth in revenues. This growth was offset by increases in operating expenses, primarily in the areas of salaries and employee benefits, professional and subcontracted services and an increase in the tax provision due to prior year income tax benefits from the release of uncertain tax positions related to lapses in statute of limitations and effective settlement of tax positions in various jurisdictions, primarily in the U.S.
Diluted earnings per share for fiscal year 2014 was $5.06, compared to $4.46 for fiscal year 2013.
The increase in diluted earnings per share for the fiscal year ended June 30, 2014 was primarily driven by growth in revenues and a net decrease in operating expenses. The net decrease in operating expenses was driven by a decrease in transaction and integration expenses and professional and subcontracted services, partially offset by increases in salaries and employee benefits and general and administrative expenses. See Additional Consolidated Financial Information for additional details.
Segment Analysis
We provide services in four business segments: Benefits, Exchange Solutions, Risk and Financial Services, and Talent and Rewards. For a full description of the segments, please see Item 1 of our Annual Report on Form 10-K for the year ended June 30, 2015.
Management evaluates the performance of its segments and allocates resources and certain expenses to them based on net operating income on a pre-bonus, pre-tax basis. Revenue excludes amounts that were directly incurred on behalf of our clients and reimbursed by them (reimbursed expenses); however, these amounts are included in consolidated revenue.
Benefits Segment. The Benefits segment is our largest and most established segment. This segment has grown through business combinations as well as strong organic growth. It helps clients create and manage cost-effective benefits programs that help them attract, retain and motivate a talented workforce.
The Benefits segment provides benefits consulting and administration services through four lines of business:

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Retirement — This business provides actuarial and consulting services for large defined benefit and defined contribution plans, including consulting on plan design, funding and risk management strategies. The Retirement business also helps clients assess the costs and risks of retirement plans on cash flow, earnings and the balance sheet, the effects of changing workforce demographics on their retirement plans, and retiree benefit adequacy and security.

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Health and Group Benefits — The Health and Group Benefits business provides plan management consulting across the full spectrum of health and group benefit programs, including health, dental, disability, life and other coverage.

•	Technology and Administration Solutions — This business provides pension outsourcing services to hundreds of clients across multiple industries.

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International Consulting — To help multinational companies address the challenges of operating in the global marketplace, the International Consulting business provides expertise in dealing with international human capital management, as well as related benefits and compensation advice for corporate headquarters and their overseas subsidiaries.

A significant portion of the revenue in this segment is from recurring work, driven in large part by the heavily regulated nature of employee benefits plans and our clients’ annual needs for these services. For the fiscal year ended June 30, 2015, the Benefits segment contributed 54% of our segment revenue. For the same period, approximately 42% of the Benefits segment’s revenue originates from outside the United States and is thus subject to currency translation exposure resulting from foreign exchange rate fluctuations.
Revenue generated from each line of business within the Benefits segment for the fiscal years ended June 30, 2015 and June 30, 2014 are as follows:

	Fiscal Year Ended June 30,			Components of Change
			As Reported Change	Currency Impact	Constant Currency Change	Acquisitions/Divestitures	Organic Change
(in thousands)	2015	2014
Revenue by line of business:
Retirement	$1,335,186	$1,327,019	1%	(3)%	4%	—%	4%
Health and Group Benefits	322,623	300,040	8%	(1)%	9%	—%	9%
Technology and Administration Solutions	186,395	175,322	6%	(5)%	11%	—%	11%
International Consulting	78,176	70,908	10%	(3)%	13%	—%	13%
Total revenue (net of reimbursable expenses)	$1,922,380	$1,873,289	3%	(3)%	6%	—%	6%
Benefits revenue increased $49.1 million, or 3%, and was $1.92 billion for fiscal year 2015 compared to $1.87 billion for fiscal year 2014. On an organic basis, our Benefits segment revenue grew 6%. Revenue increased in all lines of business and across all regions. Revenue from our Retirement line of business, which makes up a majority of the segment, increased 4%, with growth in all regions. The growth was primarily due to an increase in non-recurring bulk lump sum project work in the first half of the fiscal year and, in general, project activity in the Americas region, while commission activity helped drive growth in the EMEA region. Our Health and Group Benefits line of business had a 9% revenue increase primarily due to new plan management work and an increase in special projects in the Americas. Our Technology and Administration Solutions line of business experienced 11% revenue growth primarily due to non-recurring bulk lump sum projects in the first half of the fiscal year and an increase in pension administration and special projects in EMEA driven by changes in the UK retirement legislation. Our International Consulting line of business experienced a 13% increase in revenue primarily due to mergers and acquisitions ("M&A") activity in the Americas and EMEA regions.
Revenue generated from each line of business within the Benefits segment for the fiscal years ended June 30, 2014 and June 30, 2013 are as follows:

	Fiscal Year Ended June 30,			Components of Change
			As Reported Change	Currency Impact	Constant Currency Change	Acquisitions/Divestitures	Organic Change
(in thousands)	2014	2013
Revenue by line of business:
Retirement	$1,327,019	$1,365,775	(3)%	—%	(3)%	—%	(3)%
Health and Group Benefits	300,040	300,763	—%	(1)%	1%	—%	1%
Technology and Administration Solutions	175,322	165,673	6%	3%	3%	—%	3%
International Consulting	70,908	70,300	1%	2%	(1)%	—%	(1)%
Total revenue (net of reimbursable expenses)	$1,873,289	$1,902,511	(2)%	—%	(2)%	—%	(2)%
Benefits revenue decreased $29.2 million, or 2%, and was $1.87 billion for fiscal year 2014 compared to $1.90 billion for fiscal year 2013. On an organic basis, Benefits revenue decreased 2%. Our Retirement line of business revenue, which makes up the majority of the segment, decreased 3%. While we continued to perform bulk lump sum projects, we did not have, and did not expect to have, the level of project work and revenue that we attained in fiscal year 2013. Our Health and Group Benefits business increased 1%. Our Technology and Administration Solutions line of business experienced 3% revenue growth due to new client work. The revenues in this line of business are recognized from the go-live date. The revenue growth in fiscal year 2014 was primarily a result of new client wins in fiscal 2013. We have also experienced an increase in implementation projects in fiscal year 2014. Our International Consulting line of business revenue declined 1%.
Exchange Solutions Segment. Exchange Solutions accounted for approximately 11% of our segment revenue for the fiscal year ended June 30, 2015, and operates predominantly in the United States.
On January 23, 2014, Towers Watson announced plans to expand the Exchange Solutions segment by combining operations and associates from the Health & Welfare practice of the Technology and Administration Solutions North America line of business and certain associates from the Health and Group Benefits line of business with the Retiree & Access Exchanges line of business and the Liazon acquisition to better align their respective strategic goals. The restructuring took effect on July 1, 2014. This segment has two lines of business:

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Retiree & Access Exchanges — The Retiree & Access Exchanges line of business provides solutions through a proprietary technology platform, which integrates patented call routing technology, efficient quoting and an enrollment engine, a custom-developed Customer Relationship Management ("CRM") system and comprehensive insurance carrier connectivity. This business provides primary medical and ancillary benefit exchange services to retirees and pre-65 individuals through its proprietary 'group to individual' technology platform, which tightly integrates patented call routing technology, efficient quoting, an enrollment engine, a custom-developed Customer Relationship Management ("CRM") system and comprehensive insurance carrier connectivity.

•	Other — This line of business is comprised of three practices:

◦
Active Exchanges — This business is focused on delivering group benefit exchanges serving the active employees of virtually any employer across the United States. Using our proprietary BenefitConnect or Bright Choices exchange platforms, combined with our expertise in creating high-performing benefit plan designs, we believe we are well-positioned to help our clients simplify their benefits delivery, while lowering the total costs of benefits and related administration. We have relationships with more than 400 broker partners to access and service the small to mid-size group market and offer both fully-insured and self-insured exchanges to meet the needs of our employer clients.

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Consumer-Directed Accounts — This business uses its Software as a Service ("SaaS") —based technology and related services to deliver consumer-driven health care and reimbursement accounts, including health savings accounts ("HSAs"), health reimbursement arrangements ("HRAs") and other consumer-directed accounts. While its core focus is on health plan accounts, this proprietary platform supports more than 30 other account types including tuition, adoption, commuter and child care.

◦
Health and Welfare Administration — This business provides a complete suite of health and welfare outsourcing services to more than 100 clients across multiple industries. By combining our proprietary BenefitConnect technology platform with our disciplined approach to customer service, we can cost-effectively offer clients high-touch service.

A significant portion of the revenue in this segment is recurring in nature, driven by either the commissions from the policies we sell or from long-term service contracts with our clients that typically range from three to five years. Revenue across this segment is seasonal, driven by the fact that we typically increase our membership levels significantly effective January 1, after calendar year-end benefits elections. This results in revenues that are higher in the second half of the fiscal year than the first half of the fiscal year. Costs are also seasonal and tend to be higher during the first half of the fiscal year, because we deploy temporary resources to service the enrollment activity associated with our client’s January 1-effective transitions.

Revenue generated from each line of business within the Exchange Solutions segment for the fiscal years ended June 30, 2015 and June 30, 2014 are as follows:

	Fiscal Year Ended June 30,			Components of Change
			As Reported Change	Currency Impact	Constant Currency Change	Acquisitions/Divestitures	Organic Change
(in thousands)	2015	2014
Revenue by line of business:
Retiree and Access Exchanges	$229,957	$164,171	40%	N/A	40%	—%	40%
Other	145,063	112,189	29%	N/A	29%	7%	22%
Total revenue (net of reimbursable expenses)	$375,020	$276,360	36%	N/A	36%	3%	33%
Exchange Solutions revenue increased $98.7 million, and was $375.0 million, for fiscal year 2015 compared to $276.4 million for fiscal year 2014, an increase of 36%. Exchange Solutions revenue is entirely denominated in U.S. dollars. On an organic basis, our Exchange Solutions segment revenue grew 33%. Our Retiree and Access Exchanges line of business revenue increased 40%. Revenues for this line of business are recognized over the related policy year and as such, the increase in fiscal year 2015 was driven by strong annual enrollments and off-cycle enrollments from both the current and prior years. Revenue in our Other line of business grew 22%, driven by the full fiscal year impact of Health and Welfare prior year installations, as well as new client activity implemented during the fiscal year. The majority of the go-live dates for these clients occurred between January 2014 and August 2014. In the fourth quarter of fiscal year 2015, we acquired Acclaris Holdings, Inc. ("Acclaris"), which offers flexible products that include integrated technology and services to support account-based benefits on a single platform in a scalable way. As of June 30, 2015, we had approximately 840,000 OneExchange Retiree members and approximately 330,000 lives on our Active Exchanges.
Revenue generated from each line of business within the Exchange Solutions segment for the fiscal years ended June 30, 2014 and June 30, 2013 are as follows:

	Fiscal Year Ended June 30,			Components of Change
			As Reported Change	Currency Impact	Constant Currency Change	Acquisitions/Divestitures	Organic Change
(in thousands)	2014	2013
Revenue by line of business:
Retiree and Access Exchanges	$164,171	$94,858	73%	N/A	73%	—%	73%
Other	112,189	91,947	22%	N/A	22%	8%	14%
Total revenue (net of reimbursable expenses)	$276,360	$186,805	48%	N/A	48%	4%	44%
Exchange Solutions revenue was $276.4 million for fiscal year 2014 compared to $186.8 million for fiscal year 2013, a 48% increase. As our newest segment, Exchange Solutions contributed 8% to the Company’s total revenue for fiscal year 2014. Our Retiree and Access Exchanges line of business revenue increased 73%. Revenues for this line of business are recognized over the related policy year and as such, the increase in fiscal year 2014 was driven by strong annual enrollments and off-cycle enrollments in the prior year. Revenue in our Other line of business grew 14%, driven by Health and Welfare new client wins in the prior year which had not yet gone-live in the first half of fiscal year 2013. In the second quarter of the fiscal year 2014, we acquired Liazon to round out our portfolio of exchange offerings by adding fully-insured healthcare options and enhancing the ancillary benefit programs to the OneExchange platform. As of June 30, 2014, we had approximately 600,000 OneExchange Retiree members and approximately 130,000 lives on our Active Exchanges.
Risk and Financial Services Segment. The Risk and Financial Services segment accounted for 17% of our total segment revenue for the fiscal year ended June 30, 2015. Approximately 72% of the segment’s revenue originates from outside the United States and is thus subject to translation exposure resulting from foreign exchange rate fluctuations. Within the Risk and Financial Services segment, we have two lines of business:

•	Risk Consulting and Software — This business serves the insurance industry as well as corporate clients with respect to their insurance and risk management needs.

•	Investment — The Investment line business helps our clients manage investment complexity, establish their risk tolerance and improve governance.

The segment has a strong base of recurring revenue, driven by long-term client relationships in retainer investment consulting assignments, software solutions, consulting services on financial reporting, and actuarial opinions on property/casualty loss reserves. Some of these relationships have been in place for more than 20 years. A portion of the revenue is related to project work, which is more heavily dependent on the overall level of discretionary spending by clients. This work is favorably influenced by strong client relationships, particularly related to M&A consulting. Major revenue growth drivers include changes in regulations, the level of M&A activity in the insurance industry, and growth in pension and other asset pools. In the first quarter of fiscal year 2014, we entered into an agreement to sell our Reinsurance and Property and Casualty Insurance Brokerage business ("Brokerage") to JLT, closing the transaction in our second quarter of fiscal year 2014. We have reclassified the operating results of Brokerage as discontinued operations in our consolidated statements of operations for fiscal years 2014 and 2013.
Revenue generated from each line of business within the Risk and Financial Services segment for the fiscal years ended June 30, 2015 and June 30, 2014 are as follows:

	Fiscal Year Ended June 30,			Components of Change
			As Reported Change	Currency Impact	Constant Currency Change	Acquisitions/Divestitures	Organic Change
(in thousands)	2015	2014
Revenue by line of business:
Risk Consulting and Software	$374,126	$393,471	(5)%	(4)%	(1)%	—%	(1)%
Investment	229,495	244,966	(6)%	(4)%	(2)%	—%	(2)%
Total revenue (net of reimbursable expenses)	$603,621	$638,437	(5)%	(4)%	(1)%	—%	(1)%
Risk and Financial Services revenue was $603.6 million for fiscal year 2015 compared to $638.4 million for fiscal year 2014, a 5% decrease. On an organic basis, our Risk and Financial Services segment revenue decreased 1%. Our Risk Consulting and Software line of business revenue decreased 1%, with lower consulting demand offsetting the growth in recurring software sales. Following the restructuring in fiscal year 2014, EMEA experienced continued market stabilization and better project management. Our Investment line of business experienced a 2% revenue decline, reflecting a strong comparable in EMEA from the first half of fiscal year 2014, when it had higher than normal project work and performance fees.
Revenue generated from each line of business within the Risk and Financial Services segment for the fiscal years ended June 30, 2014 and June 30, 2013 are as follows:

	Fiscal Year Ended June 30,			Components of Change
			As Reported Change	Currency Impact	Constant Currency Change	Acquisitions/Divestitures	Organic Change
(in thousands)	2014	2013
Revenue by line of business:
Risk Consulting and Software	$393,471	$413,835	(5)%	1%	(6)%	—%	(6)%
Investment	244,966	231,510	6%	1%	5%	—%	5%
Total revenue (net of reimbursable expenses)	$638,437	$645,345	(1)%	1%	(2)%	—%	(2)%
Risk and Financial Services revenue was $638.4 million for fiscal year 2014 compared to $645.3 million for fiscal year 2013, a 1% decrease. Risk and Financial Services revenue decreased 2% on an organic basis. The Risk and Financial Services segment revenue decline was primarily from a 6% decrease in our Risk Consulting and Software line of business revenue across all regions, particularly in Asia Pacific and EMEA. In fiscal year 2013, we began restructuring efforts, as there was low client demand for discretionary projects. The restructuring was completed in fiscal year 2014. While we experienced a decrease in consulting revenue, our property and casualty software revenue continued to be strong. Our Investment line of business experienced 5% revenue growth, across all regions, due to increased project work and performance fees.
Talent and Rewards Segment. The Talent and Rewards segment accounted for approximately 18% of our total segment revenue for the fiscal year ended June 30, 2015. Approximately 45% of the segment’s revenue originates from outside the United States, and is thus subject to translation exposure resulting from foreign exchange rate fluctuations. The Talent and Rewards Segment has three lines of business:

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Executive Compensation — This business advises clients’ management and boards of directors on all aspects of executive pay programs, including base pay, annual bonuses, long-term incentives, perquisites and other benefits.

•
Rewards, Talent and Communication — This business offers a broad array of advisory services focused on designing and implementing Rewards and Talent Management programs and processes. These solutions help companies attract and deploy talent, engage them over time, manage and reward their performance, develop their skills, provide them with relevant career paths, communicate with them and manage organizational change initiatives.

•	Data, Surveys and Technology — This business provides benchmarking data, employee surveys and HR software to help companies administer and manage their talent management and reward programs.
Revenue for the Talent and Rewards segment has increasing seasonality, with a meaningful amount of heightened activity in the first half of our fiscal year during the annual compensation, benefits and survey cycles. Major revenue growth drivers in this group include demand for workforce productivity improvements and labor cost reductions, focus on high performance culture, globalization of the workforce, changes in regulations and benefits programs, M&A activity, the demand for universal metrics related to workforce engagement and the opportunity to leverage technology to manage annual talent management and reward processes.
Revenue generated from each line of business within the Talent and Rewards segment for the fiscal years ended June 30, 2015 and June 30, 2014 are as follows:

	Fiscal Year Ended June 30,			Components of Change
			As Reported Change	Currency Impact	Constant Currency Change	Acquisitions/Divestitures	Organic Change
(in thousands)	2015	2014
Revenue by line of business:
Executive Compensation	$144,310	$136,198	6%	(3)%	9%	—%	9%
Rewards, Talent and Communication	243,715	224,311	9%	(3)%	12%	—%	12%
Data Surveys and Technology	234,795	222,194	6%	(3)%	9%	1%	8%
Total revenue (net of reimbursable expenses)	$622,820	$582,703	7%	(3)%	10%	—%	10%
Talent and Rewards revenue was $622.8 million for fiscal year 2015, compared to $582.7 million for fiscal year 2014, a 7% increase. On an organic basis, Talent and Rewards revenue increased 10%. Revenue increased in all lines of business and across all regions. Our Executive Compensation line of business revenue grew by 9%, with growth in all regions. The increase in the Americas region was primarily due to an increase in initial public offering and M&A projects, and success in targeted industries, while the increase in the Asia Pacific region was primarily due to the adoption of new regulations and new client work. Rewards, Talent and Communication line of business revenue, which is primarily project-oriented, increased 12%, with growth in all regions. The America’s region led the growth in this line of business, primarily due to a strong enrollment season in the U.S. and transaction work, followed by the EMEA region, which experienced an increase in M&A activity. Data, Surveys and Technology line of business revenue increased 8%, primarily due to growth in employee engagement surveys, and HR technology. In the fourth quarter of fiscal year 2015, we acquired Saville Consulting Group Limited ("Saville") which is a global psychometric assessment business. Saville is included in our Data, Surveys and Technology line of business.
Revenue generated from each line of business within the Talent and rewards segment for the fiscal years ended June 30, 2014 and June 30, 2013 are as follows:

	Fiscal Year Ended June 30,			Components of Change
			As Reported Change	Currency Impact	Constant Currency Change	Acquisitions/Divestitures	Organic Change
(in thousands)	2014	2013
Revenue by line of business:
Executive Compensation	$136,198	$133,879	2%	—%	2%	—%	2%
Rewards, Talent and Communication	224,311	234,157	(4)%	—%	(4)%	—%	(4)%
Data Surveys and Technology	222,194	205,300	8%	(1)%	9%	—%	9%
Total revenue (net of reimbursable expenses)	$582,703	$573,336	2%	—%	2%	—%	2%
Talent and Rewards revenue was $582.7 million for fiscal year 2014 compared to $573.3 million for fiscal year 2013, a 2% increase on an as reported and organic basis. Data, Surveys and Technology line of business revenue increased 9%, as demand for human resources software implementations and employee surveys drove revenue growth across all regions. Rewards, Talent and Communication line of business revenue, which is primarily project-oriented, decreased 4%. We experienced softness in this line of business in the Americas and EMEA regions during fiscal year 2014. Additionally, our results were impacted as our communications consultants were redeployed to support Exchange Solutions product development and sales. Our Executive Compensation business experienced a 2% increase in revenue, primarily in the Americas, where demand remained solid. We anticipate modest revenue growth for our Talent and Rewards segment from several of our practice areas, including Data, Surveys and Technology. In June 2014, we released three SaaS HR technology solutions. We are seeing a higher usage of HR service center technology as organizations look to improve their employees’ experience without increasing costs.
Additional Consolidated Financial Information
The table below details our consolidated operating expenses for the periods indicated, as well as each item's corresponding percentage of revenue.

	Fiscal Year Ended June 30,
(in thousands)	2015		2014		2013
Operating expenses
Salaries and employee benefits	$2,159,057	59%	$2,106,431	60%	$2,085,188	61%
Professional and subcontracted services	268,277	7%	249,775	7%	267,715	8%
Occupancy	137,841	4%	137,883	4%	139,942	4%
General and administrative expenses	311,906	9%	317,448	9%	303,472	9%
Depreciation and amortization	172,287	5%	174,818	5%	173,040	5%
Transaction and integration expenses	6,984	—%	1,049	—%	30,753	1%
Total operating expenses	$3,056,352	84%	$2,987,404	86%	$3,000,110	87%
Salaries and Employee Benefits
Our most significant expense is compensation to associates, which typically comprises approximately 70% of total costs of providing services. Salaries and employee benefits are comprised of wages paid to associates, related taxes, severance, benefit expenses such as pension, medical and insurance costs, and fiscal year-end incentive bonuses. We compensate our directors, executive officers and other select associates with incentive non-cash stock-based compensation awards which generally vest equally over three years. We use a graded vesting expense methodology that assumes the equity awards are issued to participants in equal amounts of shares that vest over one year, two years and three years, giving the effect of more expense in the first year than the second and third. Our equity awards are settled in Towers Watson Class A common stock.
Salaries and employee benefits was $2.16 billion for fiscal year 2015 compared to $2.11 billion for fiscal year 2014, an increase of $52.6 million, or 2%. We experienced a $6.1 million decrease in salaries, wage related taxes and fringe benefits for fiscal year 2015. The decrease is associated with the rationalizing of our staff in fiscal year 2015, primarily in our Corporate functions and in our Benefits segment in EMEA. Our discretionary annual bonus is based on pre-bonus profitability, and fluctuates based on our operating results. As a result, our bonus expense for fiscal year 2015 increased by $75.2 million compared to fiscal year 2014. Additionally, we experienced a $12.5 million increase in stock-based compensation expense, which was driven primarily by performance-based plans that can fluctuate with the operating results of the Company. Our pension expense decreased $29.9 million, driven by higher than expected return on assets in the North American plans. As a percentage of revenue, salaries and employee benefits was 59% for fiscal year 2015 compared to 60% for fiscal year 2014.
Salaries and employee benefits was $2.11 billion for fiscal year 2014 compared to $2.09 billion for fiscal year 2013, an increase of $21.2 million, or 1%. We experienced a $64.0 million increase in salaries, wage related taxes and fringe benefits for fiscal year 2014. The increase was driven by our adding personnel in high growth areas of our business coupled with our rationalizing in other business areas which resulted in increased severance costs. Our discretionary annual bonus is based on pre-bonus profitability, and fluctuates based on our operating results. As a result, our bonus expense for fiscal year 2014 decreased by $24.8 million compared to fiscal year 2013. Our pension expense decreased $15.3 million. The decrease in our pension expense was due to increases in discount rates and favorable investment returns. As a percentage of revenue, salaries and employee benefits was 60% for fiscal year 2014 compared to 61% for fiscal year 2013.
In October 2014, the Society of Actuaries released final reports on a study of mortality and mortality improvement in U.S. pension plans, which suggest that recent mortality experience across U.S. pension plans is stronger than that which has been assumed in the determination of our pension and postretirement obligations and cost. We estimate that these changes will increase annual U.S. benefit plan costs for the Company starting in fiscal year 2016 by approximately $15 million to $20 million.

Professional and Subcontracted Services
Professional and subcontracted services represent fees paid to external service providers for employment, marketing and other services. For the three most recent fiscal years, approximately 30% to 40% of the professional and subcontracted services were directly incurred on behalf of clients and were reimbursed by them, with such reimbursements being included in revenue. For the fiscal year ended June 30, 2015, these reimbursable services represented approximately 35% of professional and subcontracted services.
Professional and subcontracted services for fiscal year 2015 was $268.3 million, compared to $249.8 million for fiscal year 2014, an increase of $18.5 million, or 7%. Our external service provider fees increased by $13.6 million compared to fiscal year 2014. This was primarily due to an increase in seasonal employees for the Retiree and Access Exchange business. Our pass-through expenses, which are generally reimbursable under our contracts, increased by $4.9 million. As a percentage of revenue, professional and subcontracted services remained flat at 7% for fiscal years 2015 and 2014.
Professional and subcontracted services for fiscal year 2014 was $249.8 million, compared to $267.7 million for fiscal year 2013, a decrease of $17.9 million, or 7%. Our external service provider fees decreased by $15.7 million compared to fiscal year 2013. We contracted with these service providers to supplement our day-to-day operations. In fiscal year 2014, our telecommunication, video conferencing, and internet services were managed by our in-house information technology department, and these expenses are classified in general and administrative expenses. Our pass-through expenses, which are generally reimbursable under our contracts, decreased by $2.3 million. As a percentage of revenue, professional and subcontracted services decreased to 7% for fiscal year 2014 from 8% for fiscal year 2013.
Occupancy
Occupancy includes expenses for rent and utilities, as well as the net reduction to rent related to the amortization of acquired favorable and unfavorable lease agreements.
Occupancy expense for fiscal year 2015 was $137.8 million, remaining flat compared to $137.9 million for fiscal year 2014. As a percentage of revenue, occupancy expense was 4% for fiscal years 2015 and 2014.
Occupancy expense for fiscal year 2014 was $137.9 million, compared to $139.9 million for fiscal year 2013, a decrease of $2.0 million, or 1%. The decrease in occupancy expenses relates to cost savings from the combination of duplicative office spaces. As a percentage of revenue, occupancy expense was 4% for fiscal years 2014 and 2013.
General and Administrative Expenses
General and administrative expenses include legal, marketing, supplies, telephone and networking costs to operate office locations, as well as insurance, including premiums on excess insurance and losses on professional liability claims, non-client-reimbursed travel by associates, publications and professional development. This line item also includes miscellaneous expenses, including gains and losses on foreign currency transactions.
General and administrative expenses for fiscal year 2015 was $311.9 million, compared to $317.4 million for fiscal year 2014, a decrease of $5.5 million, or 2%. The decrease was primarily driven by lower marketing and foreign currency expense, offset by an increase in our professional liability claims expense due to increases in our current legal reserves and reductions in the current year IBNR reserves. As a percentage of revenue, general and administrative expenses was 9% for fiscal years 2015 and 2014.
General and administrative expenses for fiscal year 2014 was $317.4 million, compared to $303.5 million for fiscal year 2013, an increase of $13.9 million, or 5%. The increase was primarily from additional travel expenses and software maintenance costs, as well as an increase of $1.7 million in our professional liability and other claims expense due to increases in our current legal reserves and reductions in prior year IBNR reserves. The increases were partially offset by a decrease of $2.5 million in our telecommunications, video conferencing, internet and general office expenses for fiscal year 2014 compared to fiscal year 2013. These expenses were classified in professional and subcontracted services in fiscal year 2013, as we previously contracted with an external service provider for these services. As a percentage of revenue, general and administrative expenses was 9% for fiscal years 2014 and 2013.
Depreciation and Amortization
Depreciation and amortization expense includes the depreciation of fixed assets and amortization of intangible assets and internally-developed software.
Depreciation and amortization expense for fiscal year 2015 was $172.3 million, compared to $174.8 million for fiscal year 2014, a decrease of $2.5 million, or 1%. As a percentage of revenue, depreciation and amortization expenses was 5% for fiscal years 2015 and 2014.

Depreciation and amortization expense for fiscal year 2014 was $174.8 million, compared to $173.0 million for fiscal year 2013, an increase of $1.8 million, or 1%. As a percentage of revenue, depreciation and amortization expenses was 5% for fiscal years 2014 and 2013.
Transaction and Integration Expense
Transaction and integration expense includes fees and charges associated with our merger and acquisitions and principally consist of integration consultants, contract termination fees, as well as legal, accounting, marketing, and information technology integration expenses.
Transaction and integration expense for fiscal year 2015 was $7.0 million, compared to $1.0 million for fiscal year 2014, an increase of $6.0 million. The increase is principally related to our Acclaris and Saville acquisitions, along with charges related to the recent merger announcement. As a percentage of revenue, transaction and integration expense was less than 1% for fiscal years 2015 and 2014.
Transaction and integration expense for fiscal year 2014 was $1.0 million, compared to $30.8 million for fiscal year 2013, a decrease of $29.8 million. The decrease was principally due to a reduction in expenses related to information technology integration projects that were ongoing in fiscal year 2012 and completed in fiscal year 2013. As a percentage of revenue, transaction and integration expense was less than 1% for fiscal year 2014 and 1% for fiscal year 2013.
Income / (Loss) from Affiliates
Income from affiliates for fiscal year 2015 was less than $0.1 million.
There was no income or loss from affiliates for fiscal year 2014.
Loss from affiliates for fiscal year 2013 was $0.1 million.
Interest Income
Interest income was $3.9 million, $2.8 million and $2.4 million for fiscal years 2015, 2014 and 2013 respectively.
Interest Expense
Interest expense was $9.1 million for fiscal year 2015, compared to $9.0 million for fiscal year 2014, which was in line with our outstanding principal balances during the fiscal years.
Interest expense was $9.0 million for fiscal year 2014, compared to $12.7 million for fiscal year 2013, which was in line with our outstanding principal balances during the fiscal years.
Other Non-Operating Income
Other non-operating income for fiscal year 2015 was $2.2 million, compared to $10.2 million for fiscal year 2014. During fiscal year 2014, we recorded $6.3 million of mark-to-market gains on investments held by a consolidated variable interest entity. The variable interest entity was subsequently deconsolidated in our third fiscal quarter due to changes in the terms of our contract.
Other non-operating income for fiscal year 2014 was $10.2 million, compared to $6.9 million for fiscal year 2013. During fiscal year 2014, we recorded $6.3 million of mark-to-market gains on investments held by a consolidated variable interest entity. The variable interest entity was subsequently deconsolidated in our third fiscal quarter.
Provision for Income Taxes
The provision for income taxes for fiscal year 2015 was $200.1 million, compared to $138.2 million in fiscal year 2014. The effective tax rate was 34.2% for fiscal year 2015 and 27.7% for fiscal year 2014. Our effective tax rate increased by 6.5% for fiscal year 2015 as compared to fiscal year 2014, primarily due to prior year income tax benefits on the release of uncertain tax positions related to lapses in statute of limitations and effective settlement of tax positions in the U.S of 2.1% and an increase in current year uncertain tax positions of 2.4%.
The U.K. Finance Act 2015 received Royal Assent and was enacted on March 26, 2015.  This legislation includes a new Diverted Profits Tax (“DPT”).  The DPT will apply as of April 1, 2015 to profits of multinationals that are considered to have been diverted from the U.K. taxation as defined under the law.  If the U.K. determines that profits have been diverted, such profits will be subject to tax at a rate of 25%.  The DPT will apply in two situations; (a) where a foreign company has purposefully avoided having a taxable presence in the U.K, or (b) where a group has entered into a tax advantageous structure or transaction that lacks economic substance.  Although the intentions of the legislation are to address aggressive tax planning lacking in economic substance, the legislation may have a wider reach as the guidance was drafted very broadly. At June 30,

2015 the Company has determined that it will not be liable for the DPT. The Company will continue to evaluate the impact of the DPT on future operations.
The provision for income taxes for fiscal year 2014 was 27.7% compared with 31.9% in fiscal year 2013. Our effective tax rate decreased by 4.2% for fiscal year 2014 compared to fiscal year 2013 primarily due to current year income tax benefits on the release of uncertain tax positions related to lapses in statute of limitations and effective settlement of tax positions in various taxing jurisdictions, primarily the U.S.
Income from Discontinued Operations, net of income tax
There was no income from discontinued operations for fiscal year 2015. Income from discontinued operations for fiscal year 2014 was $6.1 million, compared to $23.6 million for fiscal year 2013. The operations of our Brokerage business, formerly part of our Risk and Financial Services segment, have been classified as discontinued operations for all periods presented, as a result of our Board of Directors committing to a plan of action to sell the business in our first quarter of fiscal year 2014. During the second quarter, we closed the sale of the business to JLT. Included in income from discontinued operations for fiscal year 2014 is a pre-tax gain on the sale of $24.0 million. This gain results from the adjusted consideration of $215.1 million, offset by transaction costs of $6.4 million, accelerated stock-based compensation awards of $1.0 million, and $184.8 million in removal of Brokerage net assets, primarily goodwill and intangible assets, not transferred in the deal. The sale of our Brokerage business resulted in a significant taxable gain, since the disposal of the goodwill and intangible assets associated with the business is not tax-deductible. The following selected financial information relates to the Brokerage business's operations for the fiscal years ended June 30, 2014 and 2013:

	Fiscal Year Ended,
(in thousands)	2014	2013
Revenue from discontinued operations	$63,762	$164,270

Income from discontinued operations before taxes	21,308	39,203
Tax expense on discontinued operations	7,522	15,561
Net income from discontinued operations	13,786	23,642

Gain from sale of discontinued operations	23,951	—
Tax expense on gain from sale of discontinued operations	31,680	—
Net loss from sale of discontinued operations	(7,729)	—
Total net income from discontinued operations	$6,057	$23,642
Summarized Consolidated Cash Flows
The following table presents the summarized consolidated cash flow information for the years indicated:

	Fiscal Year Ended June 30,
(in thousands)	2015	2014	2013
Net cash from/(used in):
Operating activities	$573,519	$456,091	$531,314
Investing activities	(361,975)	(268,062)	(137,766)
Financing activities	(190,528)	(15,244)	(326,680)
Effect of exchange rate changes on cash and cash equivalents	(33,714)	22,259	(12,242)
(Decrease)/increase in cash and cash equivalents	(12,698)	195,044	54,626
Cash and cash equivalents beginning of period	727,849	532,805	478,179
Cash and cash equivalents end of period	$715,151	$727,849	$532,805
Cash Flows From Operating Activities.
Cash flows from operating activities were $573.5 million, $456.1 million, and $531.3 million for fiscal years ended June 30, 2015, 2014 and 2013, respectively.
The significant source of cash provided by operating activities during the fiscal years ended June 30, 2015, 2014 and 2013 were provided by cash collections from clients, totaling $3.77 billion, $3.59 billion and $3.50 billion, respectively.

In addition to the normal funding of our operations, the primary uses of cash from operating activities during the fiscal years ended June 30, 2015 and 2014 related to the annual payout of bonuses as well as the payment of pension contributions to our qualified plans or benefit payments made through our non-qualified plans. In the fiscal year ended June 30, 2015, we made additional tax payments of $131.5 million as compared to the prior fiscal year. These additional payments were largely driven by the taxable gain recognized in connection with the sale of our Brokerage business to JLT in November 2013 and U.S. estimated tax payments related to fiscal year 2015. Our bonus payment made in fiscal year 2015 decreased from the payment made in fiscal year 2014 by $52.9 million and our payment in fiscal year 2014 increased $22.3 million from the payment made in fiscal year 2013. Total pension contributions and pension benefit payments were $145.5 million, $209.4 million and $231.4 million, respectively, for the fiscal years ended June 30, 2015, 2014 and 2013.
The allowance for doubtful accounts decreased $0.4 million from June 30, 2014 to June 30, 2015. The number of days of accounts receivable outstanding decreased to 77 at June 30, 2015 compared to 80 at June 30, 2014 and 83 at June 30, 2013. Our working capital decreased by June 30, 2014 by $68.5 million to $705.4 million at June 30, 2015.
Cash Flows Used in Investing Activities.
Cash flows used in investing activities for fiscal years ended June 30, 2015, 2014 and 2013 were $362.0 million, $268.1 million, and $137.8 million, respectively.
Cash flows used in investing activities of $362.0 million for the fiscal year June 30, 2015 were driven by $207.0 million of cash paid, net of cash acquired, to acquire Acclaris and Saville in addition to $135.2 million in fixed asset purchases and capitalized costs of developing internal and external facing software and $27.8 million of net purchases resulting from the purchases and redemptions of held-to-maturity investments. These cash outflows were offset by the $8.1 million net proceeds resulting from the sale or redemption of available-for-sale securities.
Cash flows used in investing activities of $268.1 million for the fiscal year ended June 30, 2014 were driven by cash paid, net of cash acquired, to acquire Liazon of $194.1 million, cash transferred to JLT as part of the Brokerage sale of $25.1 million, fixed asset purchases and capitalized costs of developing internal and external facing software of $120.8 million, investment purchases made by our temporarily consolidated variable interest entity of $109.5 million, and investment purchases of held-to-maturity and available-for-sale securities of $173.1 million. These cash outflows were offset by the sale of our Brokerage business to JLT for cash proceeds of $259.7 million, as well as proceeds resulting from the sale or redemption of $94.9 million of available-for-sale and held-to-maturity securities.
Cash flows used in investing activities of $137.8 million for the fiscal year ended June 30, 2013 were driven by $128.0 million in fixed asset purchases and capitalized costs of developing internal and external facing software, investment purchases of available-for-sale securities of $61.3 million. These cash outflows were offset by $49.1 million in proceeds from the sale or redemption of available-for-sale securities.
Cash Flows Used in Financing Activities.
Cash flows used in financing activities for fiscal years ended June 30, 2015, 2014 and 2013 were $190.5 million, $15.2 million, and $326.7 million, respectively.
Cash flows used in financing activities of $190.5 million for the fiscal year ended June 30, 2015 were primarily driven by $41.8 million in dividends paid, $168.2 million in share repurchases made under our repurchase authorizations, $25.0 million in repayment on our Term Loan, as well as the first scheduled retention payment of $10.3 million made in connection with the sale of our Brokerage business to JLT in November 2013. During the fiscal year ended 2015, the average outstanding balance on our Senior Credit Facility was $32.0 million, and the largest outstanding balance at any point in time was $135.0 million.
Cash flows used in financing activities of $15.2 million for the fiscal year ended June 30, 2014 were primarily driven by $109.5 million of cash inflows to our temporarily consolidated variable interest entity. These net inflows were primarily offset by $92.8 million paid to repurchase shares under our repurchase authorizations and a repayment on our Term Loan of $25.0 million. During fiscal year ended 2014, the average outstanding balance on our Senior Credit Facility was $9.3 million, and the largest outstanding balance during the period was $57.5 million.
Cash flows used in financing activities of $326.7 million for the fiscal year ended June 30, 2013 were primarily driven by net repayments of $208.0 million on our Senior Credit Facility, $48.2 million in dividends paid, and $46.6 million in share repurchase made under our repurchase authorizations. During the fiscal year ended 2013, the average outstanding balance on our Senior Credit Facility was $197.1 million, and the largest outstanding balance at any point in time was $365.9 million.